Exhibit 99.6

Ralph Schlosstein Joins Evercore Partners as President and Chief Executive Officer;

Roger Altman to Remain Chairman Maintaining His Full Time Commitment to Evercore

NEW YORK, May 22, 2009 – Roger Altman, Chairman of Evercore Partners, Inc. (NYSE: EVR), announced today that Ralph Schlosstein has joined Evercore as President and Chief Executive Officer, effective immediately. Mr. Schlosstein was previously President and Co-Founder of BlackRock, where he spent nearly two decades as President helping to grow BlackRock from a start-up into one of the world’s leading financial services firms. Mr. Altman will continue as full time Chairman with an undiminished commitment to Evercore.

As President and CEO, Mr. Schlosstein will manage all of Evercore’s businesses and work with Mr. Altman and the firm’s other partners to expand Evercore by building out its core Advisory business and further globalizing and diversifying the firm’s overall business.

“Evercore has come a long way,” said Mr. Altman. “It is the premier advisory boutique in the U.S. and has taken key steps in Europe, Latin America and Asia to globalize that business. Its success reflects a strong internal culture, extraordinary partners and a classical approach to banking. I have never been more optimistic on the firm’s future, especially for shareholders. I am confident that, working with all of us, Ralph will take Evercore to an entirely new level.”

Mr. Altman continued: “Ralph is a true manager who is particularly skilled at growing organizations. At BlackRock, his leadership and financial expertise were key drivers of the firm’s overall success and its global expansion. Our goal is to build Evercore into a global, diversified firm and Ralph is uniquely qualified to do this. I remain completely committed to Evercore, and have no intention of diminishing my involvement in the firm. None whatsoever.”

“The partners at Evercore have built an incredible franchise with the best and brightest senior advisors in the business,” said Mr. Schlosstein. “Roger and the Evercore partners have laid a solid foundation for Evercore’s continued growth, and I am extremely enthusiastic about partnering with them to diversify both of the business lines and to expand the geographic reach of Evercore. This is a unique time in the financial services industry to attract world class talent to boutique investment banking firms, and I look forward to working with Roger and the entire Evercore team to help Evercore take advantage of this opportunity.”

Mr. Schlosstein has also become a partner in Evercore and purchased $15 million of Evercore equity.

Evercore, founded in 1996 by Mr. Altman, has established itself as one of the most successful and active investment banking boutiques in the U.S. Evercore has advised on two of the five largest U.S. transactions announced in the last 10 years. The firm continues to attract world class investment banking talent, having added 15 advisory partners in more than a dozen industry sectors over the past three years. Evercore, which completed an initial public offering in 2006, has expanded geographically into Europe and Mexico and has established cross-border alliances/cooperation agreements with Mizuho Corporate Bank in Japan, CITIC Securities International in China and G5 Advisors in Brazil.

The firm also is expanding its Investment Management business with recent investments in the Institutional Asset Management businesses and the formation of a new Wealth Management business.

Evercore has been retained recently on several large, noteworthy advisory and restructuring engagements, including: Wyeth in its pending transaction with Pfizer; Frontier Communications in its acquisition of certain assets from Verizon Communications; and General Motors, LyondellBasell and MGM Mirage in their restructuring efforts.

Prior to founding BlackRock in 1988, Mr. Schlosstein was a Managing Director in both investment banking and capital markets at Lehman Brothers. He joined Lehman in 1981 as an Associate in investment banking and was promoted to Managing Director in 1984. From 1977 to 1981, Mr. Schlosstein worked for the Carter Administration. From 1974 to 1977, Mr. Schlosstein was an economist for the Congressional Joint Economic Committee.

Mr. Schlosstein is a member of the Visiting Board of Overseers of the John F. Kennedy School of Government at Harvard University; a member of the Board of the Financial Institutions Center of The Wharton School of the University of Pennsylvania; a Trustee of the American Museum of Natural History; a member of the Board of Advisors of Marujupu LLC; a Trustee of the James Beard Foundation; a Trustee of New Visions for Public Education; and a Trustee for The Public Theater in New York City.

About Evercore Partners

Evercore Partners is a leading investment banking boutique and investment management firm. Evercore's Advisory business counsels its clients on mergers, acquisitions, divestitures, restructurings and other strategic transactions. Evercore's Investment Management business comprises private equity investing, institutional asset management and wealth management. Evercore serves a diverse set of clients around the world from its offices in New York, San Francisco, Boston, Washington D.C., Los Angeles, London, Mexico City and Monterrey, Mexico. More information about Evercore can be found on the Company's Web site at www.evercore.com.

Investor Contact:	Bob Walsh
Chief Financial Officer, Evercore Partners
212-857-3100

Media Contact:	Kenny Juarez or Chuck Dohrenwend
The Abernathy MacGregor Group, for Evercore Partners
212-371-5999